EXHIBIT 99.1

Scientific Learning Announces Debt Placement of $4.6 Million and Renewal of Credit Line

OAKLAND, Calif., April 8, 2013 (GLOBE NEWSWIRE) -- Scientific Learning Corporation (OTCQB: SCIL), a leading provider of technologies for accelerated learning, today announced that it had completed a private placement of $4.6 million in aggregate principal amount of subordinated debt securities and completed the renegotiation of covenants under its line of credit with Comerica Bank.

“Completing these arrangements strengthens our balance sheet and puts us in a strong position going forward, with $8.6 million of available financing,” said Robert Bowen, Chairman and CEO.  “We appreciate the support of our investors and Comerica.”

The Company sold subordinated notes that mature in two years and accrue interest at a rate equal to 12% per annum.  In conjunction with the debt, the Company will issue warrants to purchase approximately 1.8 million shares of its common stock with an exercise price of $1.03 per share.  The purchasers of the notes are current shareholders, directors and officers.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities offered involve a high degree of risk. Further details about the financing transaction are available in a Form 8-K to be filed on or about April 12, 2013 with the U.S. Securities and Exchange Commission.

About Scientific Learning Corporation

We accelerate learning by applying proven research on how the brain learns. Scientific Learning's results are demonstrated in over 270 research studies and protected by over 55 patents. Learners can realize achievement gains of up to two years in as little as three months and maintain an accelerated rate of learning even after the programs end.

Today, learners have used over 3.7 million Scientific Learning software products. We provide our offerings directly to parents, K-12 schools and learning centers, and in more than 45 countries around the world. For more information, visit http://www.scientificlearning.com/.

CONTACT: Media Contact:
Steve Gardner
Vice President, Marketing, Inside Sales and Support
Scientific Learning Corporation
(530) 282-6226
sgardner@scilearn.com

CONTACT: Investor Relations:
Jane Freeman
Chief Financial Officer
Scientific Learning Corporation
(510) 625-6710
jfreeman@scilearn.com
investorrealtions@scilearn.com